FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or (g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                     CORNERSTONE REALTY INCOME TRUST, INC.
             (Exact name of registrant as specified in its charter)

       Virginia                                        54-1589139
(State of incorporation                             (I.R.S. Employer
 or organization)                                   Identification No.)

306 East Main Street                                       23219
Richmond, Virginia                                      (Zip Code)
(Address of Principal
Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                          Name of each exchange on which
   to be so registered                          each class is to be registered

   Common Shares, no par value                  New York Stock Exchange

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                               None


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         Item 1.      Description of Registrant's Securities to be Registered.

         Common Shares, no par value

         This registration statement pertains to the common shares, no par value (the "Common Shares"), of Cornerstone Realty Income Trust, Inc. (the "Company").

         Holders of Common Shares are entitled to one vote per share at all meetings of shareholders. Dividends that may be declared on the Common Shares will be paid in an equal amount with respect to each Common Share. No preemptive rights are conferred upon the holders of the Common Shares and there are no liquidation or conversion rights appurtenant to the Common Shares. There are no sinking fund provisions, and no liability to further calls or assessments by the Company with respect to the Common Shares. Except as expressly set forth below with respect to Excess Shares, there are no redemption provisions applicable to the Common Shares. Holders of Common Shares are entitled to participate on a per-Common Share basis in the distribution of net assets of the Company upon its liquidation, dissolution or winding up.

         The Company's Board of Directors is divided into three classes, each as equal in number to the other two as possible. The terms of the directors of one class expire each year. Cumulative voting is not permitted. The staggering of the terms of the members of the Board of Directors may make a change in control of the Company more difficult, since at least two annual meetings of shareholders will be required to replace a majority of the Board of Directors, unless the size of the Board is changed. The Company believes that the provision in the Company's Bylaws prohibiting any person from acquiring or holding, directly or indirectly, ownership of more than 9.8% of all of the outstanding Common Shares (described below) also imposes a substantial impediment to attempted change in control of the Company.

         A shareholder who wishes to bring business before an annual meeting of shareholders or to nominate a candidate for election to the Board of Directors must provide written notice of his intention to the Company. These requirements are set forth in the Company's Bylaws. In general, a shareholder must provide to the Company written notice of proposed business or of a proposed candidate for election to the Board of Directors so that it is received by the Company (i) on or after February 1 and before March 1 of the year in which the meeting will be held, if the meeting is held in May, or (ii) not less than 60 days before the meeting if the date of the meeting is earlier than May 1 or later than May 31 in such year. In the case of proposed business (other than the nomination of a candidate for election as a director), the notice must contain certain information concerning the proposing shareholder and the proposed business. In the case of the nomination of a candidate for election as a director, the notice must contain certain information concerning the proposing shareholder and the proposed candidate for election, and such notice must be accompanied by a written consent of the proposed nominee to serve as a director if elected and a statement from the proposed nominee to the effect that the information about him in the notice is correct. The above procedures are designed to promote regularity and orderliness in the bringing of business

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before the Company. However, since a shareholder who fails to comply with the procedures will not have requested business brought before the Company, such procedures could also have the effect of preventing proposals which might otherwise be meritorious from coming before the shareholders for consideration.

         The Company has elected to be taxed as a "real estate investment trust" ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Two of the requirements for qualification for the tax benefits accorded a REIT under the Code are that (i) at no time during the last half of each taxable year may more than 50% in value of the outstanding Common Shares be owned, directly or indirectly, by or for five or fewer individuals, and (ii) there must be at least 100 shareholders for at least 335 days in any taxable year, or proportionate part of any shorter taxable year, after the Company's first taxable year.

         In order that the Company may meet these requirements at all times, its Bylaws prohibit any person from acquiring or holding, directly or indirectly, ownership of a number of Common Shares in excess of 9.8% of all the outstanding Common Shares. Common Shares owned by a person in excess of such amounts are referred to in the Bylaws and herein as "Excess Shares." For this purpose the term "ownership" is defined in accordance with the constructive ownership provisions of Section 544 of the Code (as modified by Section 856(h) of the Code). Accordingly, Common Shares owned or deemed to be owned by a person who individually owns less than 9.8% of the Common Shares outstanding nevertheless may be Excess Shares.

         Holders of Excess Shares are not entitled to voting rights, dividends or distributions with respect to the Excess Shares. If, after the purported transfer or other event resulting in an exchange of Common Shares for Excess Shares and before discovery by the Company of such exchange, dividends or distributions are paid with respect to Common Shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to the Company upon demand.

         The Bylaws also provide that in the event any person acquires Excess Shares, such Excess Shares may be redeemed by the Company, at the discretion of the Board of Directors. Except as set forth below, the redemption price for redeemed Excess Shares shall be the lesser of (i) the price paid for the Excess Shares (or if no notice of such purchase price is given, at a price to be determined by the Board of Directors, in its sole discretion, but no lower than the lowest market price for the Common Shares during the year prior to the date the Company exercises its purchase option) and (ii) the fair market value of such Excess Shares, which shall be the fair market value of the Common Shares as determined in good faith by the Board of Directors or, if the Common Shares are listed on a national securities exchange, the closing price (average of closing bid and asked prices if the Common Shares are quoted on the NASDAQ National Market System) on the last business day prior to the redemption date. To redeem Excess Shares, the Board of Directors must give a notice of redemption to the holder of such Excess Shares not less than one week prior to the date fixed by the Board of

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Directors and included in such notice.

         Under the Bylaws, any acquisition of Common Shares of the Company that would result in the disqualification of the Company as a REIT under the Code is void to the fullest extent permitted by law, and the Board of Directors is authorized to refuse to transfer Common Shares to a person if, as a result of the transfer, that person would own Excess Shares. Prior to any transfer or transaction which, if consummated, would cause a shareholder to own Excess Shares, and in any event upon demand by the Board of Directors, a shareholder is required to file with the Company an affidavit setting forth, as to that shareholder, the information required to be reported in returns filed by shareholders under Treasury Regulation Section 1.857-9 and in reports filed under Section 13(d) of the Securities Exchange Act of 1934. Additionally, each proposed transferee of Common Shares, upon demand of the Board of Directors, also may be required to file a statement of affidavit with the Company setting forth the number of Common Shares already owned by the transferee and any person to or from whom Common Shares may be attributed by or to the transferee.

         Item 2.      Exhibits (filed only with the New York Stock Exchange).

1. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996.

2. Current Report on Form 8-K of the Company dated October 31, 1996 (filed January 29, 1997) and Amendment No. 1 thereto on Form 8-K/A (filed March 28, 1997).

3.       Proxy Statement of the Company dated April 4, 1997.

4. Amended and Restated Articles of Incorporation of the Company and Bylaws of the Company, as amended to date.

5.       Specimen Common Share Certificate.

6.       1996 Annual Report of the Company.

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                                   Signature

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                              CORNERSTONE REALTY INCOME
                                              TRUST, INC.



                                              By: /s/ Stanley J. Olander, Jr.
                                                 -----------------------------
                                                    Stanley J. Olander, Jr.,
                                                    Chief Financial Officer

Date: April 8, 1997


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